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                                                                    EXHIBIT 99.1


                                OCTOBER 27, 1998
                                  PRESS RELEASE

         Uranium Resources, Inc. announced that on October 7, 1998 the Company received a letter from the Nasdaq Stock Market ("Nasdaq") notifying the Company of Nasdaq's determination that the Company is not in compliance with the minimum $1.00 closing bid price requirement for continued listing of its Common Stock, par value $0.001 per share (the "Common Stock") on the Nasdaq National Market (the "National Market"). Nasdaq informed the Company that the Company will be provided ninety (90) calendar days from October 5, 1998 in which to regain compliance with the minimum closing bid price. If within such ninety calendar days, the Common Stock complies with the minimum closing bid price requirement for a minimum of ten consecutive trading days, the Nasdaq staff will verify compliance with the continued listing requirements of the National Market. If, however, the Company does not comply with the minimum closing bid price requirement on or before the ninety-day period ended January 5, 1999, the notification states that the Company's Common Stock will be delisted at the opening of business on January 7, 1999.

         The notification also stated that the Company may seek further procedural remedies by requesting a hearing and paying applicable fees prior to January 5, 1999. There can be no assurance that the Common Stock will comply with the minimum closing bid price requirement during the ninety-day period or that a hearing, if any, will result in the continued listing of the Common Stock on the National Market. The Company is reviewing its option in the event that the Common Stock is delisted from the National Market, including if the Company would qualify for the NASDAQ Small Cap market. Delisting of the Common Stock on the National Market could have a material adverse effect on the market price of, and the efficiency of the trading market for, the Company's Common Stock.





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